Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 12, 2020 (which includes an explanatory paragraph relating to the ability of Spartan Energy Acquisition Corp. to continue as a going concern), relating to the financial statements as of and for the years ended December 31, 2019 and 2018 of Spartan Energy Acquisition Corp. appearing in the Definitive Proxy Statement on Schedule 14A of Fisker Inc. (formerly known as Spartan Energy Acquisition Corp.) with respect to the business combination filed with the SEC on October 5, 2020. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
January 4, 2021